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                            [NationsBank Letterhead]

December 30, 1994



Mr. Alfred J. Fernandez
Vice President, Finance and Chief Financial Officer
North American Biologicals, Inc.
16500 N.W. 15th Avenue
Miami, Florida 33169

Re: Third Amended and Restated Revolving Credit and Term Loan Agreement (the "Agreement") dated as of December 1, 1994 between NationsBank of Florida, N.A., as Lender and NationsBank of Florida, N.A., as Agent and North American Biologicals, Inc. (the "Borrower")

Dear Mr. Fernandez:

Reference is hereby made to the Agreement between the Lender, the Agent and the Borrower. Unless otherwise defined herein, all capitalized terms used shall have the meanings set forth in the Agreement.

1. Borrower has requested and NationsBank agrees to waive Borrower's non-compliance with Section 8.09(e) of the Agreement to permit loans and advances by the Borrower to Guarantors of up to an aggregate of $32,000,000 for a period not exceeding five business days from the date of this letter.

2. Borrower has requested and NationsBank agrees to amend Section 8.09(e) as follows:

     loans and advances to (A) officers and stockholders of the Borrower or the Guarantors in an aggregate amount not to exceed $750,000 and (B) Guarantors in an aggregate amount at any time not to exceed 25% of Consolidated Shareholders' Equity; provided that (i) in the case of any single Guarantor the amount shall not exceed 15% of Consolidated Shareholders' Equity and
     (ii) in the case of any Guarantor that is not a United States domestic corporation, the amount shall not exceed at any time $2,500,000.

NationsBank hereby agrees to such waiver and amendment subject to the satisfaction and conditions set forth in this letter. The provisions of this waiver and amendment shall only become effective upon receipt by NationsBank of duly executed copies of this letter. Except as expressly waived, amended or otherwise specifically provided, all of the representations, warranties, terms, covenants and conditions of the Agreement and each document executed in connection therewith shall remain unamended, unmodified and unwaived and shall continue to be in full force and effect in accordance with their respective terms.
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The waiver and amendment set forth herein shall be limited precisely as provided for herein to the provisions expressly waived or amended herein and shall not be deemed a waiver of, amendment of, consent to, or modification of any other term or provision of the Agreement or any transaction or future action on the part of any Borrower requiring NationsBank consent under the Agreement.

Please acknowledge your agreement to the foregoing by executing below.



NationsBank of Florida, N.A.

By:     /s/ Allison Freeland
        -----------------------------------

Its:    Vice President
        ------------------------------------


Read and Agreed to:

North American Biologicals, Inc.

By:     /s/ Alfred J. Fernandez
        -------------------------------------

Title:  Vice President Finance
        ---------------------------------

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